Exhibit 99.1

VERITAS DGC INC. ANNOUNCES

FIRST FISCAL QUARTER RESULTS

Houston – December 7, 2005 – Veritas DGC Inc. (NYSE: VTS) (TSX: VTS) today announced its financial results for its first fiscal quarter ended October 31, 2005.  Revenue and earnings compared to the prior year’s first fiscal quarter follows:

	Three Months Ended October 31
	2005	2004
	(millions, except per share amounts)
Revenue	$168.7	$129.6
Net income	11.8	1.0
Diluted earnings per share	0.32	0.03

Chairman and CEO Thierry Pilenko commented, “I am very pleased to report an excellent start for Veritas in fiscal year 2006. Revenue was up thirty percent year-on-year with strength seen in all product lines and regions. Our commitment to excellence in data library produced particularly robust growth in the quarter as we continued to see increased exploration interest from our customers worldwide.”

Revenue for the first fiscal quarter was $168.7 million, a $39.1 million increase from prior year’s first fiscal quarter.

	Three Months Ended October 31,
	2005	2004
	(millions)
Multi-client:
Land	$25.9	$10.8
Marine	48.6	34.3
Subtotal	74.5	45.1
Contract:
Land	47.6	36.5
Marine	46.6	48.0
Subtotal	94.2	84.5
Total Revenue	$168.7	$129.6

Revenue by segment:
North and South America (NASA)	$102.8	$76.7
Europe, Africa, the Middle East, and CIS (EAME)	34.8	31.8
Asia Pacific (APAC)	26.8	18.0
Veritas Hampson Russell (VHR)	4.3	3.1
Total Revenue	$168.7	$129.6

Multi-client

Multi-client revenue for the first quarter of fiscal 2006 of $74.5 million increased by $29.4 million, or 65%, compared to the prior year’s first fiscal quarter. Land multi-client and marine multi-client contributed increases of $15.1 million and $14.3 million, respectively.  These increases came primarily from surveys in process in the Gulf of Mexico, Canada and the North Sea.

Contract

Total contract revenue increased by $9.7 million, or 11%, from the prior year’s first fiscal quarter. Marine revenue improved significantly in the APAC region, while in the NASA and EAME regions we chose to allocate our vessels to multi-client library projects resulting in higher marine multi-client revenue.

Operating Income

Operating income increased $15.1 million compared to the prior year’s first fiscal quarter due to increased revenue and margins in both multi-client and contract work. This performance was driven by favorable pricing, project mix and increased efficiency.  Margin increases were generated by marine multi-client sales in the Gulf of Mexico and marine contract work primarily in the APAC region.

General and administrative expenses increased $2.5 million from the prior year’s first fiscal quarter primarily due to share-based employee compensation expense of approximately $1 million and higher professional fees.

Other items

Interest expense increased by $0.7 million from the prior year’s first fiscal quarter as a result of increases in the interest rate on the $155 million convertible debt. Interest income also increased approximately $1.1 million compared to the prior year’s first fiscal quarter due to a higher cash balance and higher interest rates.

The Company recognized a pre-tax insurance gain of $2 million in the first quarter of fiscal 2006 related to insurance settlements for the equipment loss on the Veritas Viking experienced in the second quarter of fiscal year 2005.

Income Taxes

The Company’s effective tax rate for the quarter ended October 31, 2005 was 43%, higher than the 35% U.S. statutory rate.  Substantially all of the higher tax rate was attributable to non-U.S. activities including our current inability to claim full foreign tax credits.  The Company currently expects the effective tax rate for the full year fiscal 2006 to be approximately 42%.

Backlog

At October 31, 2005, the Company’s backlog was at a record level of $459 million compared to $302 at July 31, 2005 and $252 million at October 31, 2004.

Balance Sheet

The Company ended the first quarter with approximately $228 million in cash and $155 million in convertible debt.  The debt of $155 million is now considered short term because the stock price has remained above the level that triggers the convertibility features of the debt.

-more-

Net investment in the multi-client library was $62 million for the first quarter compared to $36 million last year resulting in a multi-client library balance of $333 million at October 31, 2005.

Conference Call

The Company’s customary conference call will be tomorrow, December 8th, at 8 a.m. central time.  Following a brief presentation, participants will have the opportunity to ask questions.  The dial in number to participate is 800-374-0113 or 706-758-9607.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com.  Windows Media Player software is required and is available, free of charge, for download through the website.   Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Thursday, December 22, 2005.  Interested persons can phone 800-642-1687 or 706-645-9291 (pin code 2723423#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas, headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

-more-

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended October 31,
	2005	2004

Revenue	$168,678	$129,581
Cost of services	136,666	116,002
Research and development	4,902	4,094
General and administrative	8,855	6,359
Operating income	18,255	3,126
Interest expense	1,476	757
Interest income	(1,901)	(819)
Gain on involuntary conversion of assets	(2,000)	—
Other (income) expense, net	(126)	241
Income before provision for income taxes	20,806	2,947
Income taxes	9,019	1,969
Net income	$11,787	$978

Earnings Per Share:
Basic:
Net income per common share	$0.34	$0.03
Weighted average common shares	34,689	33,752

Diluted:
Net income per common share	$0.32	$0.03
Weighted average common shares	36,838	34,895

Supplemental Data:
Cash Flow Data:
Depreciation and amortization, net	$9,045	$9,764
Multi-client amortization	52,840	36,272

Multi-client expenditures, net cash	61,622	35,625
Capital expenditures	11,451	7,294

Balance Sheet Data (at period end):
Cash	$227,971	$134,559
Debt (1)	155,000	155,000

Multi-client data library	333,250	318,809
Total shareholders’ equity	607,830	499,697

(1) The debt of $155 million is considered short term as of October 31, 2005 because the stock price has remained above the level that triggers the convertibility features of the debt.

-end-